Exhibit 99.1

Transcript of

Lakeland Industries, Inc.

Lakeland Industries, Inc. Preliminary Fiscal 2022 Fourth Quarter and Year End Financial Results

April 18, 2022

Participants

Charles Roberson - President and Chief Executive Officer, Lakeland Industries, Inc.

Allen Dillard - Chief Operating Officer and Chief Financial Officer, Lakeland Industries, Inc.

Analysts

Alex Fuhrman - Craig Hallum Capital Group

Presentation

Operator

Good day, and welcome to the Lakeland Industries Preliminary Fiscal 2022 Fourth Quarter Financial Results Conference Call. All lines have been placed on a listen-only mode and the floor will be open for your questions and comments following the presentation.

During today’s call, we may make statements relating to our preliminary financial results, goals and objectives for future operations, financial and business trends, business prospects and management’s expectations for future performance that constitute forward-looking statements under federal securities laws.

Any forward-looking statements reflect management expectations based upon currently available information and are not guarantees of future performance and involve certain risks and uncertainties that are more fully described in our SEC filings.

Our actual results, performance or achievements may differ materially from those expressed in or implied by such forward-looking statements. We undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this call.

During today’s call, we will discuss financial measures derived from our financial statements that are not determined in accordance with U.S. GAAP, including EBITDA, adjusted EBITDA and EBITDA margin. Reconciliation of each of the non-GAAP measures discussed on this call to the most directly comparable GAAP measure is presented in our earnings release.

At this time, I would like to introduce you to your host for this call, Lakeland Industries’ Chief Executive Officer, Charlie Roberson. Mr. Roberson, the floor is yours.

Charles Roberson—President and Chief Executive Officer, Lakeland Industries, Inc.

Thank you, operator. Good afternoon and thank you all for joining us. I’m joined today by Lakeland’s Chief Operating and Financial Officer, Allen Dillard. As was highlighted in today’s press release, Lakeland reported solid fourth quarter and strong full-year preliminary results. I’m extremely proud of our team’s efforts as we continue to position the company for success in the post-pandemic era through continued pricing discipline, investments in our sales and marketing functions and multiple operational capability enhancements and growth initiatives, which together have broadened and strengthened our customer relationships, positioning Lakeland for continued above-market growth going forward.

Our revenue was $26.8 million for the fourth quarter and $118.4 million for the fiscal year. Importantly, while these revenues has — have declined on a quarter-over-quarter and year-over-year basis, as expected, the business has maintained its profitability in the face of multiple supply chain and inflationary constraints as evidenced by our ability to deliver gross margin performance this quarter that was largely in line with our long-term stated goal of greater than 40%.

This achievement was noteworthy as several onetime items held back our performance in the quarter including what we regard as higher near-term expenses that could reverse in the future, such as elevated freight costs. We believe that higher cost of goods sold, COGS, due to manufacturing curtailments are behind us and that freight costs and sales revenue will improve going forward.

Together, manufacturing curtailment in our Vietnam facility and increased freight costs added approximately $600,000 to cost of goods sold for the quarter. Additionally, the natural effect that lower revenues present to the maintenance of margins tested the flexibility and durability of our new model.

Gross margin was 39.2% for the fourth quarter and 43% for the fiscal year. Our performance for the year and in particular during the fourth quarter demonstrate the steps we have taken to underwrite our margin capability and sustain profitability at a higher level compared to prior periods at similar demand and revenue levels.

Importantly, we believe the revenue level in the fourth quarter provides a new base level for the company in terms of revenue from which we expect to grow going forward. Additionally, these results highlight the successful execution of our business plan, put in place before the onset of the COVID-19 pandemic.

Like many areas across the U.S. economy and the world, this pandemic accelerated trends that were already in place. For Lakeland, this translated into expediting the execution of our business plan, bringing forward the benefits of the plan we set in motion several years ago.

With COVID-related spikes in demands having largely dissipated despite the occasional small boost following variant waves, we’re confident that our fourth quarter results can serve as a baseline for revenue and profitability in the post-pandemic era.

Further, we expect to be able to grow these results at/or above market trend growth rate on average by around 100 to 200 basis points per year due to key aspects of our strategy and positioning, including our manufacturing footprint capabilities, product focus, customer service performance, and financial strength.

It is also worth noting that while several of our end markets and customers have experienced a return to pre-COVID demand levels, order rates from the majority of our end markets and customers, including those in our important industrial markets remain below pandemic levels. However, we are beginning to see customer activity return in these markets and expect order trends from these customers to match pre-COVID levels soon and resume growth from there.

For example, our oil and gas business, which represents approximately 15% of our industrial revenues still remains meaningfully below pre-COVID levels though rebounding from lower levels seen during the pandemic as is the case with all other business segments.

There are near-term complicating factors, including necessary shifts in refinery crude supply arrangements due to developments related to the Russian war in Ukraine, affecting refinery operating rates and turnaround activities in the U.S. More specifically, refineries in the U.S. are set up with certain feedstocks in mind, namely sweet or sour crude, that are associated with certain reservoirs or countries from which they establish oil supply arrangements.

Shifting or changing a specific refinery’s crude source can be accommodated but these facilities need to be retrofitted for another fuel source, which can’t be done overnight. With that said, these are capital-intensive facilities that will not be left idle or run at greatly reduced operating rates for long. And thus, we don’t expect these interruptions to last long as new supply chain logistics are already being established in these markets.

In fact, we are now beginning to see some turnaround activity in Europe. Other industrial end markets include electric utilities and transportation are similarly recovering and we are optimistic about a return to growth in these markets in fiscal 2023.

Our collective team has been superb in helping us navigate persistent supply chain constraints and raw material cost inflation, particularly as it relates to freight costs and delays. We have successfully offset these headwinds through the use of geographically diverse in-house manufacturing, forward contracting of raw materials purchases and strategic inventory management.

We also executed on direct price pass-throughs during the quarter and year, which helped offset inflationary cost pressures and allowed us to maintain solid gross profit margins. Lakeland is able to successfully execute on these pricing measures due to the inelastic nature of demand for our goods relative to changes in price as our customers emphasize customer service, quality and availability.

Said differently, Lakeland is able to deliver quality products on a consistent and timely basis, which trumps pricing discussion in our end markets. We attribute our fiscal year ‘22 estimated retention rate of 51% for the approximately 500 new customers acquired during fiscal year ‘21 as a result of our COVID response strategy to the importance of product availability over price.

As we look to fiscal 2023 and beyond and with the pandemic-related demand surge already having run its course, I’d like to provide our investors with the company’s long-term strategic goals for the next several years, which will guide our business model going forward.

Over a three to five year period, we expect to produce mid to high single-digit growth on average annually in our core markets, gross margin levels in the low 40s and EBITDA margin levels in the high teens to low 20s, leading to strong and growing levels of free cash flow generation to further support our growth plans and priorities over the long-term.

Underlying growth in our markets is projected to be at a mid-single-digit rate over the next decade and thus, we expect to be able to outgrow the market by around 100 to 200 basis points per year. This is the first time we are providing these long-term targets publicly, which speaks to the progress we have made as a company over the past several years and the realization of important components of our growth and performance initiatives I have highlighted earlier.

In summary, Lakeland is running well and is more focused, agile company as a direct result of our strategic initiatives put in place by our new management team over the past several years. Investments in centralized integrated data systems, manufacturing footprint expansion and a renewed focus on product mix has translated to a significantly higher and sustainable margin profile for the business.

We are confident in our future growth, are well positioned to respond to geopolitical uncertainty and believe fiscal 2023 is shaping up to be the year where we showcased the company’s growth potential and earning sustainability in the post-COVID era. That concludes my remarks.

I’ll now pass the call to Allen to provide more insight into the company’s operations and financial results. Allen?

Allen Dillard - Chief Operating Officer and Chief Financial Officer, Lakeland Industries, Inc.

Thanks, Charlie, and good afternoon, everyone. As Charlie mentioned in his comments, COVID-related demand surges were largely absent from our fourth quarter results. However, while we are confident that the pandemic overhang is behind us, we have not yet seen a full return of pre-COVID levels of demand across some of our key market areas such as oil and gas and more broadly within the industrial disposables market due to distribution channel overstocking, which is now showing signs of dissipating based on recent order size and frequency in affected markets.

On a consolidated basis for the fourth quarter of fiscal 2022, domestic sales were $11.2 million or 42% of total revenues, and international sales were $15.6 million or 58% of total revenues. This compares with domestic sales of $16 million or 43% of the total and international sales of $20.9 million or 57% of the total in the same period of fiscal 2021.

In terms of product mix for the quarter, we saw disposables decrease to 52.6% of sales without the COVID surge demand, while chemical, fire and our utility lines were increased as we are beginning to see customer activity increase in these areas.

As it relates to broader inventory corrections, we believe distribution channel inventory levels are continuing to correct themselves and that sales have largely returned to normal rates in the U.S. and Europe as evidenced by larger orders coming from our distributors, further signaling that overstock inventory levels are dissipating.

As was the case in previous quarters, efforts to improve our gross margin profile has shown durability, which we expect will prove sustainable. There are several key aspects to our business strategy we have successfully executed during the pandemic, key components of which are a greater discipline around pricing, a focus on quality, product mix, and SKU rationalization, customer service and reliability as well as product availability and investing in our manufacturing and supply chain capabilities.

As a result, gross profit as a percent of net sales was 39.2% for the fiscal 2022 fourth quarter, an impressive achievement set against a 27% year-over-year decline in revenues. Fiscal fourth quarter revenues on an annualized basis, put us back in line with where Lakeland’s business stood prior to the arrival of the COVID-19 pandemic.

As Charlie and I have already indicated, our read on near-term order activity, including inventory levels is that the COVID-19 boost to our sales has largely been taken out of our ongoing results at this point. While gross margin fell modestly compared to 42.1% for the fiscal 2022 third quarter and were down compared to 48.5% for the fourth quarter of fiscal 2021, the performance this quarter demonstrated our conviction in having rebased the margin profile and earnings potential of this business as we exit this period.

As Charlie indicated earlier, gross margins in the fourth quarter were impacted by lower sales, increased freight cost, and isolated short-term curtailments in our Vietnam manufacturing facility due to COVID-related absenteeism and inventory management strategies.

Our Vietnam facility is currently operating at normal capacity. Lakeland reported operating profit of $1.1 million in Q4 2022, down from $4.1 million in Q3 2022 and $9.1 million in the prior year period. Negative operating leverage from lower revenues versus the prior period as well as higher incentive compensation expenses were the largest contributors to the drop in operating profits year-over-year.

As a result, operating margins were 4.2% in the fourth quarter 2022 compared to 14.1% for the three months ended October 31, 2021, and down from 24.5% for the fourth quarter of the prior fiscal year. Net income of $500,000 or $0.06 per basic common share decreased from $2.9 million or $0.37 per common share in the third quarter of 2022 and was down from $7.7 million or $0.97 per share in fourth quarter of fiscal ‘21.

Capital expenditures for the quarter were $183,000, bringing year-to-date spending to almost $800,000. This figure compares to spending last year of $1.7 million. The majority of our spending this year was spent on technology infrastructure to further extend these solutions to the balance of our global business and to enhance strategic manufacturing capacities.

Moving to the balance sheet. Working capital was $108.6 million at January 31, 2022, compared to $111 million at October 31, 2021, and up from $107.2 million at the end of the fiscal year 2021. The company’s current ratio at the end of the fourth quarter improved to 12.8:1 from 9.0:1 at the end of the third quarter and 9.4:1 at the end of fiscal 2021.

Our cash balance was $52.7 million at January 31 as compared to $52.6 million at the beginning of the fiscal year. The company continued to have no debt at the end of the fiscal year and has up to $12.5 million available from bank credit facilities with an additional $5 million accordion credit facility available.

During the fiscal 2022, fourth quarter, the company repurchased $3.3 million or just over 159,000 shares of common stock under its repurchase program. Total shares repurchased for the fiscal year totaled 430,463 shares at a total cost of $9.2 million.

Also, as was highlighted in a press release last week, subsequent to quarter end, our Board authorized a new share repurchase program of up to $5 million. This new program will become effective upon exhaustion of the current program, which has approximately $800,000 remaining for repurchases. This decision ultimately reaffirms our confidence in the company’s growth profile and showcases our commitment to optimizing shareholder value.

In closing, and as Charlie already alluded to, we remain committed to making investments in our global technology platforms, expanding our manufacturing footprint, and ultimately positioning Lakeland for sustainable long-term growth. Substantial investments in Mexico and Asia are just a couple of the projects that are well underway, low in cost, and accretive to gross margins. Ultimately, these investments and operating enhancements coupled with a return to normalized demand in the post-pandemic era give us confidence that we will drive profitability and value for our shareholders.

With that overview, I’d now like to turn the call over to the operator to open the line for questions.

Operator

Thank you. [Operator Instructions]. And the first question is coming from Alex Fuhrman with Craig Hallum Capital Group. Your line is live.

Q: Great. Thanks very much for taking my question. First, I wanted to ask about the results in the fourth quarter. It seems like revenue was a little bit less than we were looking for. I’m curious if that was your read as well? And if that’s the case, where specifically was that coming from? I know you mentioned in your prepared remarks that the COVID-related demand is mostly dried up.

I mean has there been a kind of a mismatch of just the timing of the industrial recovery, maybe being a little bit slower than what had been expected? Anything you can kind of give us to help size us — size up the fourth quarter demand and kind of what that looks like now heading into the first quarter would be really helpful.

Charles Roberson - President and Chief Executive Officer, Lakeland Industries, Inc.

Sure, Alex. While it’s not the — industrial demand, in general, is still depressed. There is one single subset of the industrial market that would have close the gap entirely had it come back to its full force, and that’s the oil and gas business. If we take that alone at a 15% rate and add it back in, we’re back to where we think we ought to be.

And unfortunately, as we were looking forward at what our revenue run rate would be. We did not foresee the Russia-Ukraine war.

Q: Yes. That makes a lot of sense. And then, Charlie, can you talk a little bit about these three to five year goals that you’re unveiling here. Looks like kind of getting to a high teens to low 20s, EBITDA margin would certainly be one of the highlights of those goals. Can you kind of talk about the path you see of kind of getting there over the next three to five years, just the numbers that you just reported here.

I mean you’re already pretty close there with a kind of a 15% EBITDA margin. So is it your goal to be in that high teens to low 20s range for each year within the next three to four? Or is that kind of where you’d like to end up four or five years from now?

Charles Roberson - President and Chief Executive Officer, Lakeland Industries, Inc.

Yes. It is where - we want to attain that goal as quickly as possible, Alex. The best I can say about where we are now and where we’re going is with the scalability or the leverage in our business, I think we’re at the low end of our leverage right now. If we meet our growth objectives to outperform the market by a couple of hundred basis points per year, I think we get there relatively quickly. I don’t think it takes us five years, but that’s why we’ve got the three to five year span in there. Does that answer your question?

Q: Yes. Yes, that does. Thank you. And then lastly, I guess, just thinking about the different regions in which you operate. I know you mentioned some have been coming back faster than others. Are there any key regions that you’re kind of looking at this year that could kind of make or break the year? Any kind of key developments in terms of the economic recovery that we should be looking out for as it relates to your business?

Charles Roberson - President and Chief Executive Officer, Lakeland Industries, Inc.

Well, the single largest piece for us is the U.S. and the North American market. And that is where the bulk of our oil and gas business resides. So that’s key for us. We’re focusing on growing other areas. We’re not just waiting for oil and gas to return. We’re focusing on our utilities business, VAT vertical and our critical environment verticals, trying to replace some of that, while we wait for that market to recover.

And as I mentioned in my remarks, given where oil and gas is, the Gulf Coast refineries are currently looking to replace feedstocks, that’s not going to go on forever. But it doesn’t make sense to turn around a refinery when you don’t have any feedstock for it. So once they identify a new source because the Gulf Coast largely uses Russian oil, the number one replacements for which are Venezuelan and Iranian oil, so that explains part of that in the news.

Once they find a new feedstock, we anticipate they’ll have to change their operations to accommodate the new source of the crude oil, and that’s when they’ll begin executing turnaround.

Q: Okay. That’s really helpful. Thank you.

Operator

Okay. [Operator Instructions]. We have no further questions in queue.

Charles Roberson - President and Chief Executive Officer, Lakeland Industries, Inc.

Okay, all right. Thank you all for joining today’s call. We’re excited about the future of Lakeland and truly believe we are building a company positioned to deliver sustainable long-term growth and profitability. Have a great day.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference call. You may disconnect your phone lines at this time, and have a wonderful day. Thank you for your participation.